Exhibit 99.1

FEEL GOLF COMPANY COMPLETES ACQUISITION OF PRO LINE SPORTS INC.

Monterey County, CA February 14, 2011 – Feel Golf Company, Inc. (OTC: FEEL) announced today that it had successfully completed the acquisition of Pro Line Sports effective February 11, 2011.

Lee Miller, Chairman and CEO of Feel Golf, stated, "With this acquisition, we believe Feel Golf strengthens its position as a fully-integrated golf company, offering high quality and unique products that have leading market positions in several golf categories. ”

"With our planned relocation during the first quarter to Florida, we should be able to significantly lower our operational costs.  And with the multiple synergies that exist between the two companies, we expect to be able to take advantage of increasing productivity and expanding sales and distribution channels. We expect combined annual revenues to be approximately two million dollars ($2,000,000) and anticipate becoming profitable and cash flow positive no later than the fourth quarter of this year. Our presence and sales at the PGA show in late January was very encouraging for not only us, but the entire golf industry with reported attendance 14% higher year over year.” stated Mr. Miller.

Jim Light, President of Pro Line Sports, commented, “We are very pleased to become a part of Feel Golf. Lee and his team have put together a business plan that is committed to expanding globally. I am confident that the combined companies will serve all customers very well and allow for more high quality & unique product offerings.”

About Pro Line Sports Inc.

Established in 1996, Pro Line Sports, Inc., set out to market a patented golf ball retriever and to become the established leader within the golf industry.  Over the past six years, the “Made in America” IGOTCHA® Golf Ball Retriever has reportedly become the Number One Selling Golf Ball Retriever in America.  With its patented shaft and head design it is available in three sizes and can be found in golf shops throughout North America.  When the golf enthusiast thinks of a golf ball retriever, he or she thinks IGOTCHA®.

Currently, Pro Line has over twenty-six hundred active accounts in America including all major golf retailers as well as golf shops and country clubs throughout the nation.  Pro Line maintains its unique position in the industry with an aggressive sales and marketing strategy combining a nationwide network of over twenty-five veteran golf sales professionals with an inside tele-sales group providing continual service to its’ dealers.  Additionally, Pro Line has more than eighteen distributors in Canada, Great Britain and Europe giving the IGOTCHA® Golf Ball Retriever worldwide recognition.

About Feel Golf Company, Inc.

Feel Golf Company (FEEL) is a leading innovator and manufacturer of high performance golf products, and the only golf company whose products are designed, built and backed by PGA members. FEEL's latest innovation is the revolutionary reverse taper Full ReleaseTM grip - the first significant advancement in golf grips since the game's inception. Named the "Top Discovery" at the International PGA Show, Feel’s patented grips have been independently tested and validated to increase distance and accuracy.

The Feel Golf Company manufactures and markets golf clubs worldwide including its award winning wedges - well known by Tour Professionals for over the past 25 years as well as high performance drivers, irons and putters for highly discriminating amateurs...

Visit www.feelgolf.net or call 877-934-7387.

SAFE HARBOR STATEMENT

Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

Investor Relations Contact

Andrew Barwicki

516-662-9461 or andrew@barwicki.com